Exhibit 10.2

Health Discovery Corporation
2 East Bryan Street, Suite 1500
Savannah, Georgia 31401

January 7, 2013

Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D. and Associates, LLC

Re: Consulting Agreement

Dear Steve:

The purpose of this letter is to notify you that Health Discovery Corporation (the “Company) is terminating the Consulting Agreement entered into on October 21, 2012 by and between Stephen D. Barnhill, M.D. and Associates, LLC and the Company (“Agreement”), effective May 7, 2013 (the “Termination Date”).  Under the Agreement, either party may terminate the Agreement upon 120 days written notice. You are hereby notified that the Company is terminating the Agreement.

In addition, you are further notified that your performance under the Agreement does not comply with commercially reasonable performance standards or the terms of the Agreement. As you are aware, the Agreement was entered into for the purposes of an orderly transition of management duties, assistance with special projects, and the successful completion and commercialization of the Retinalyze partnership with Doctors Optimal. In particular:

1.
Retinalyze. You have failed to roll-out the project effectively, thereby delaying progression of profitability for the Company. You have failed to take initiative and provide continuous leadership to the project or set and enforce appropriate performance standards, task lists and deadlines.

2.
Other Projects. You have failed to carry out tasks for special projects assigned by John Norris, J.D., MBA and Herbert Fritsche, Ph.D. You have failed to prepare and submit certain project status summaries or progress reports in sufficient detail for Drs. Norris and Fritsche to properly manage your work or maximize the value to the Company.

3.
Time Sheets.  For the last two months, you have not completed time sheets indicating the tasks performed and progress made, as well as hours you have provided expended in providing services to the Company.

4.	Expenses. You have not properly sought advance approval from the Company for expenses or submitted timely expense reports for items that require reimbursement.

In addition to Retinalyze and other projects you have been assigned, the Company expects you to assist with the following tasks:

•
Marketing/Presentations. You may be required to draft marketing materials or make educational presentations to prospective or current board members of the Company, advisors, executives, officers, consultants, vendors, partners, bankers, investors, shareholders, government agencies, etc.

•	Technical Review. You may be asked review technical literature or documents, as requested by the Company.

It must be clearly understood that you must correct your performance of services in order to continue to receive payment under the Agreement. In order to ensure that contract performance standards are met, the Company requires you to provide a one page highly granular summary of tasks performed and progress made on each assigned project and hours worked on such project each week.  Your time sheets for previous work and summary of services for ongoing work must be submitted for approval and certification by the Company or the Company’s designee. Services may be certified or approved in one of two manners: (i) certification by the Company’s Chief Executive Officer (or his designee) of the hours you have worked and a review of the summary you have provided; or (ii) certification by the Company’s Board, advisor, officer or consultant (excluding yourself), that you have satisfactorily completed a presentation in which a representative or authorized agent of the Company participated and certified such hours. Failure to correct you performance and non-compliance with the certification of hours will result in immediate termination of the Agreement.

Should you have any questions or comments regarding this notice, feel free to contact me.

Sincerely,

/s/ John A. Norris, J.D., M.B.A.
Chief Executive Officer

cc: Dr. Joseph McKenzie
Dr. Herbert Fritsche
Mr. Sumi Takeichi
Daniel B. Nunn, Jr., Esq.